Exhibit 99.1

Clearlake Capital Completes Acquisition of Cornerstone OnDemand

Clearlake’s investment will accelerate Cornerstone’s product innovation with the aim of helping organizations and their people grow and succeed, together

Vector Capital completes its minority investment in Cornerstone

SANTA MONICA, Calif. – Oct. 15, 2021 – Clearlake Capital Group, L.P. (together with its affiliates “Clearlake”) today announced that it has completed its acquisition of Cornerstone OnDemand, Inc. (NASDAQ: CSOD, “Cornerstone OnDemand”, or “Cornerstone”), a global leader in talent management software. The acquisition was previously announced on August 5, 2021, and was approved by Cornerstone OnDemand shareholders on October 12, 2021. Under the terms of the agreement, Clearlake has acquired the outstanding shares of Cornerstone common stock for $57.50 per share in cash. As a result of the transaction, Cornerstone is now a privately held company and shares of Cornerstone common stock are no longer listed on the public market.

The acquisition combines Cornerstone’s product and industry leadership with Clearlake’s proven software investment experience and operational improvement approach, O.P.S.®, to strengthen and accelerate the company’s next phase of growth and innovation.

“Clearlake’s investment in Cornerstone is an exciting and important step for our company and our customers,” said Phil Saunders, CEO, Cornerstone. “Clearlake has shown immense confidence in our talented team and the direction we are headed. With their financial sponsorship to invest behind growth, we will have even greater opportunity to accelerate innovation and advance our customers’ efforts to ensure their organizations – and people – are future-ready.”

“Cornerstone has done a tremendous job providing best-in-class software solutions to a large base of global customers,” said Behdad Eghbali, Co-Founder and Managing Partner, and Prashant Mehrotra, Partner, of Clearlake. “We are thrilled to partner with the company’s talented employees and believe that Cornerstone is well positioned to continue building on its strong leadership position for talent management SaaS solutions, both organically and through accelerated add-on acquisition activity.”

“We are proud to partner with Clearlake and the Cornerstone management team in the next stage of the company’s growth,” said David Fishman, Managing Director and Head of Private Equity, and Andy Fishman, Managing Director at Vector Capital. “During our ownership of Saba Software, we developed tremendous respect for Cornerstone, and we believe the company’s innovative products and people will extend Cornerstone’s leadership position for years to come.”

Advisors

Qatalyst Partners and Centerview Partners LLC served as financial advisors to Cornerstone, and Cooley LLP served as legal counsel.

Morgan Stanley, Rothschild & Co., J.P. Morgan, Goldman Sachs, BoA Securities, Barclays, Jefferies and William Blair served as financial advisors to Clearlake. Sidley Austin LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel to Clearlake in the connection with the acquisition and debt financing.

J.P. Morgan, BoA Securities, Ares, Golub, Antares, Barclays, Blue Owl, BMO Capital Markets, BNP Paribas, Credit Suisse, Goldman Sachs and Jefferies provided debt financing for the transaction.

About Cornerstone

Cornerstone powers the future ready workforce, with HR software and solutions designed to unite people, teams, technology and business, and inspire a work environment of growth, agility and success for all. With an AI-powered and skills-forward system designed for the contemporary workforce, we help organizations modernize the learning and development experience, deliver the most relevant content from anywhere, accelerate talent and career mobility, and establish skills as the universal language of growth and success across the business. Cornerstone serves over 6,000 customers and 75M users and is available in 180 countries and 50 languages. https://www.cornerstoneondemand.com/

About Clearlake

Founded in 2006, Clearlake Capital Group, L.P. is an investment firm, operating integrated businesses across private equity, credit, and other related strategies. With a sector-focused approach, the firm seeks to partner with world class management teams by providing patient, long term capital to dynamic businesses that can benefit from Clearlake’s operational improvement approach, O.P.S.® The firm’s core target sectors are technology, industrials, and consumer. Clearlake currently has over $50 billion of assets under management, and its senior investment principals have led or co-led over 300 investments. The firm has offices in Santa Monica and Dallas. More information is available at www.clearlake.com and on Twitter @ClearlakeCap.

Media Contact

Deaira Irons

dirons@csod.com

+1 (310) 752-0164